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                                                                     EXHIBIT 99

        [HMP Horizon Medical Products, Inc. LETTERHEAD]

FOR IMMEDIATE RELEASE
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SOURCE:             Horizon Medical Products, Inc.
INVESTOR CONTACT:   Mark Jewett
                    Vice President-Finance
                    706-846-3126
Web site: http://www.hmpvascular.com
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           HORIZON MEDICAL PRODUCTS, INC. ACQUIRES STEPIC CORPORATION

Atlanta, Ga - October 19, 1998 - Horizon Medical Products, Incc. (NASDAQ:HMPS), announced today the acquisition of Stepic Corporation, a privately owned specialty medical products distributor based in Long Island City, New York. Stepic has annual revenues of approximately $41 million. The purchase price included a payment of $8.0 million in cash at closing, the assumption of approximately $10.0 million in bank debt, and the payment of up to an additional $12.0 million in cash over the next three years if certain earnings targets for Stepic are met.

Stepic Medical is a premier distributor of specialty medical products that serves a variety of specialized healthcare markets including vascular surgery, the operating room, oncology, intravenous therapy, apheresis, the blood bank, critical care and interventional radiology.

The acquisition of Stepic Medical, which is the largest distributor of HMP products, will increase Horizon's direct sales team by adding 20 sales and marketing specialists. Stepic's management team will stay on with Horizon as part of this transaction.

Marshall B. Hunt, Horizon's Chairman and CEO, stated: "The Stepic acquisition, along with the acquisition of Columbia Vital Systems last month, gives HMP new strategic capabilities. With these two acquisitions, we have increased our distribution by approximately 50% and have added substantial infrastructure capabilities that Stepic has implemented over the past 25 years. HMP has built one of the largest sales forces in the vascular products market in the United States."

Steven Picheny, President of Stepic Medical, said: "We are very proud to be affiliated with Horizon and are confident that our two organizations will become one of the strongest in the medical products industry. This transaction capitalizes on the expertise of Horizon and the operating infrastructure that Stepic is known for. Our commitment to each manufacturer we represent remains the same and we are confident that our sales and marketing experience will provide them with continued growth."

Certain statements and information included herein may constitute "forward-looking statements" which are made pursuant to the safe harbor provisions of the private Securities Litigation Reform Act of 1995. The forward-looking statements are based on current expectations and may be significantly impacted by certain risks and uncertainties described herein and in the Company's Prospectus on Form S-1 filed with the Securities and Exchange Commission. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Horizon, headquartered in Manchester, Georgia, is a rapidly growing specialty medical device company focused on manufacturing and marketing vascular products. The Company's vascular access product line include implantable ports, which are used primarily in cancer treatment protocols, and specialty catheters, which are used in hemodialysis and stem cell apheresis procedures.


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